Exhibit 99.1
FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS SECOND QUARTER 2019 RESULTS

•	Second quarter comparable store sales increase of 3.4%

•	36 basis point increase in second quarter gross margin to 52.8%

•	4% increase in second quarter operating profit dollars

Springfield, MO, July 24, 2019 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its second quarter ended June 30, 2019.

2nd Quarter Financial Results
Greg Johnson, O’Reilly’s CEO and Co-President, commented, “I would like to thank Team O’Reilly for their commitment to consistently providing excellent service to our customers every day. For the quarter, our comparable stores sales growth was 3.4%, which was in the lower end of our 3% to 5% guidance range as unseasonably cool and rainy weather in many of our markets was a headwind to summer, heat related categories. The challenging weather also caused significant delays in construction and new store openings, resulting in lower than planned non-comparable store sales volumes for the quarter. As a result of these top-line headwinds and continued pressure to SG&A, our diluted earnings per share for the second quarter of $4.51 came in $0.04 below our guidance range. Despite the challenges we have seen in the seasonal demand environment thus far in 2019, we remain confident in the solid demand drivers supporting our industry and in our Team’s ability to provide unsurpassed levels of service to our customers, and as a result, we are maintaining our full-year comparable store sales guidance at a range of 3% to 5%.”

Sales for the second quarter ended June 30, 2019, increased $134 million, or 5%, to $2.59 billion from $2.46 billion for the same period one year ago. Gross profit for the second quarter increased 6% to $1.37 billion (or 52.8% of sales) from $1.29 billion (or 52.5% of sales) for the same period one year ago. Selling, general and administrative expenses (“SG&A”) for the second quarter increased 8% to $870 million (or 33.6% of sales) from $809 million (or 33.0% of sales) for the same period one year ago. Operating income for the second quarter increased 4% to $498 million (or 19.2% of sales) from $479 million (or 19.5% of sales) for the same period one year ago.

Net income for the second quarter ended June 30, 2019, increased $1 million to $354 million (or 13.7% of sales) from $353 million (or 14.4% of sales) for the same period one year ago. Diluted earnings per common share for the second quarter increased 5% to $4.51 on 78 million shares versus $4.28 on 83 million shares for the same period one year ago.

Year-to-Date Financial Results
Sales for the first six months of 2019 increased $262 million, or 6%, to $5.00 billion from $4.74 billion for the same period one year ago. Gross profit for the first six months of 2019 increased 6% to $2.65 billion (or 52.9% of sales) from $2.49 billion (or 52.5% of sales) for the same period one year ago. SG&A for the first six months of 2019 increased 7% to $1.70 billion (or 34.1% of sales) from $1.59 billion (or 33.5% of sales) for the same period one year ago. Operating income for the first six months of 2019 increased 5% to $943 million (or 18.9% of sales) from $902 million (or 19.0% of sales) for the same period one year ago.

Net income for the first six months of 2019 increased $17 million, or 3%, to $675 million (or 13.5% of sales) from $658 million (or 13.9% of sales) for the same period one year ago. Diluted earnings per common share for the first six months of 2019 increased 8% to $8.56 on 79 million shares versus $7.89 on 83 million shares for the same period one year ago.

Mr. Johnson continued, “During the second quarter, we opened 43 stores across 15 states, which was short of our planned openings for the period as a result of the wet weather conditions; however, the delays we experienced in the second quarter are temporary and we still expect to open at least 200 net, new stores in 2019. Our distribution network expansion projects continue to progress on schedule, with the anticipated opening of our 28th distribution center in Twinsburg, Ohio, during the fourth quarter of this year. Continually investing to enhance our distribution capabilities has allowed us to deliver excellent customer service and drive sustained, profitable store growth, and we remain committed to providing best-in-class parts availability, unparalleled technical knowledge and unsurpassed service levels to our customers.”

2nd Quarter Comparable Store Sales Results
Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members. Online sales, resulting from ship-to-home orders and pick-up-in-store orders, for stores open at least one year, are included in the comparable store sales calculation. Comparable store sales increased 3.4% for the second quarter ended June 30, 2019, on top of 4.6% for the same period one year ago. Comparable store sales increased 3.3% for the six months ended June 30, 2019, on top of 4.0% for the same period one year ago.

Share Repurchase Program
During the second quarter ended June 30, 2019, the Company repurchased 1.6 million shares of its common stock, at an average price per share of $366.76, for a total investment of $599 million. During the first six months ended 2019, the Company repurchased 2.6 million shares of its common stock, at an average price per share of $359.63, for a total investment of $921 million. Subsequent to the end of the second quarter and through the date of this release, the Company repurchased an additional 0.2 million shares of its common stock, at an average price per share of $380.79, for a total investment of $63 million. The Company has repurchased a total of 75.0 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $156.36, for a total aggregate investment of $11.73 billion. As of the date of this release, the Company had approximately $1.02 billion remaining under its current share repurchase authorizations.

3rd Quarter and Updated Full-Year 2019 Guidance
The table below outlines the Company’s guidance for selected third quarter and updated full-year 2019 financial data:

	For the Three Months Ending September 30, 2019	For the Year Ending December 31, 2019
Comparable store sales	3% to 5%	3% to 5%
Total revenue		$10.0 billion to $10.3 billion
Gross profit as a percentage of sales		52.7% to 53.2%
Operating income as a percentage of sales		18.7% to 19.2%
Effective income tax rate		23.5%
Diluted earnings per share (1)	$4.73 to $4.83	$17.37 to $17.47
Net cash provided by operating activities		$1.6 billion to $1.8 billion
Capital expenditures		$625 million to $675 million
Free cash flow (2)		$1.0 billion to $1.1 billion

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.

(2)
Free cash flow is a non-GAAP financial measure. The table below reconciles Free cash flow guidance to Net cash provided by operating activities guidance, the most directly comparable GAAP financial measure:

(in millions)		For the Year Ending December 31, 2019
Net cash provided by operating activities		$1,635	to	$1,790
Less:	Capital expenditures	625	to	675
	Excess tax benefit from share-based compensation payments	10	to	15
Free cash flow		$1,000	to	$1,100

Non-GAAP Information
This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the table above and the selected financial information below.

Earnings Conference Call Information
The Company will host a conference call on Thursday, July 25, 2019, at 10:00 a.m. Central Time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s website at www.OReillyAuto.com by clicking on “Investor Relations” and then “News Room.” Interested analysts are invited to join the call. The dial-in number for the call is (847) 619-6397; the conference call identification number is 48760868. A replay of the conference call will be available on the Company’s website through Friday, July 24, 2020.

About O’Reilly Automotive, Inc.
O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company’s website at www.OReillyAuto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of June 30, 2019, the Company operated 5,344 stores in 47 states.

Forward-Looking Statements
The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the economy in general, inflation, tariffs, product demand, the market for auto parts, competition, weather, risks associated with the performance of acquired businesses, our ability to hire and retain qualified employees, consumer debt levels, our increased debt levels, credit ratings on public debt, governmental regulations, information security and cyber-attacks, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2018, and subsequent Securities and Exchange Commission filings for additional factors that could materially affect the Company’s financial performance. Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30, 2019 (1)	June 30, 2018	December 31, 2018
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$55,809	$36,868	$31,315
Accounts receivable, net	262,227	241,142	192,026
Amounts receivable from suppliers	77,750	78,950	78,155
Inventory	3,262,426	3,091,719	3,193,344
Other current assets	42,361	52,038	48,262
Total current assets	3,700,573	3,500,717	3,543,102

Property and equipment, at cost	5,885,507	5,384,634	5,645,552
Less: accumulated depreciation and amortization	2,131,156	1,949,750	2,058,550
Net property and equipment	3,754,351	3,434,884	3,587,002

Operating lease, right-of-use assets	1,895,099	—	—
Goodwill	808,391	789,104	807,260
Other assets, net	43,529	42,035	43,425
Total assets	$10,201,943	$7,766,740	$7,980,789

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,516,150	$3,314,671	$3,376,403
Self-insurance reserves	77,120	74,018	77,012
Accrued payroll	87,531	81,245	86,520
Accrued benefits and withholdings	75,119	73,006	89,082
Income taxes payable	9,507	13,676	11,013
Current portion of operating lease liabilities	304,034	—	—
Other current liabilities	290,931	262,302	253,990
Total current liabilities	4,360,392	3,818,918	3,894,020

Long-term debt	3,783,738	3,253,538	3,417,122
Operating lease liabilities, less current portion	1,631,719	—	—
Deferred income taxes	113,533	94,430	105,566
Other liabilities	167,879	214,864	210,414

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
76,690,215 as of June 30, 2019,
80,987,794 as of June 30, 2018, and
79,043,919 as of December 31, 2018	767	810	790
Additional paid-in capital	1,258,930	1,247,837	1,262,063
Retained deficit	(1,115,015)	(863,657)	(909,186)
Total shareholders’ equity	144,682	384,990	353,667

Total liabilities and shareholders’ equity	$10,201,943	$7,766,740	$7,980,789
Note: The balance sheet at December 31, 2018, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

(1)
The Company adopted Accounting Standard Codification 842 - Leases (“ASC 842”) during the first quarter ended March 31, 2019, using the additional, optional transition method, which does not require prior periods to be restated.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Sales	$2,589,874	$2,456,073	$5,000,482	$4,738,754
Cost of goods sold, including warehouse and distribution expenses	1,221,587	1,167,435	2,352,905	2,248,858
Gross profit	1,368,287	1,288,638	2,647,577	2,489,896

Selling, general and administrative expenses	870,213	809,488	1,704,717	1,587,900
Operating income	498,074	479,150	942,860	901,996

Other income (expense):
Interest expense	(34,538)	(30,862)	(68,829)	(59,079)
Interest income	603	597	1,157	1,169
Other, net	832	988	3,935	1,193
Total other expense	(33,103)	(29,277)	(63,737)	(56,717)

Income before income taxes	464,971	449,873	879,123	845,279
Provision for income taxes	111,290	96,800	204,290	187,300
Net income	$353,681	$353,073	$674,833	$657,979

Earnings per share-basic:
Earnings per share	$4.56	$4.32	$8.65	$7.96
Weighted-average common shares outstanding – basic	77,613	81,733	78,047	82,624

Earnings per share-assuming dilution:
Earnings per share	$4.51	$4.28	$8.56	$7.89
Weighted-average common shares outstanding – assuming dilution	78,412	82,536	78,854	83,430

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Six Months Ended June 30,
	2019	2018

Operating activities:
Net income	$674,833	$657,979
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	132,275	130,792
Amortization of debt discount and issuance costs	1,887	1,649
Deferred income taxes	8,364	9,024
Share-based compensation programs	11,015	10,152
Other	4,277	4,653
Changes in operating assets and liabilities:
Accounts receivable	(74,978)	(29,550)
Inventory	(69,103)	(81,614)
Accounts payable	138,522	124,642
Income taxes payable	(833)	26,439
Other	20,745	21,067
Net cash provided by operating activities	847,004	875,233

Investing activities:
Purchases of property and equipment	(295,608)	(224,117)
Proceeds from sale of property and equipment	3,138	2,936
Investment in tax credit equity investments	(1,717)	—
Return of tax credit equity investments	127	—
Other	712	(424)
Net cash used in investing activities	(293,348)	(221,605)

Financing activities:
Proceeds from borrowings on revolving credit facility	1,629,000	1,429,000
Payments on revolving credit facility	(1,760,000)	(1,650,000)
Proceeds from the issuance of long-term debt	499,955	498,660
Payment of debt issuance costs	(3,988)	(3,923)
Repurchases of common stock	(920,717)	(965,867)
Net proceeds from issuance of common stock	26,778	31,178
Other	(190)	(2,156)
Net cash used in financing activities	(529,162)	(663,108)

Net increase (decrease) in cash and cash equivalents	24,494	(9,480)
Cash and cash equivalents at beginning of the period	31,315	46,348
Cash and cash equivalents at end of the period	$55,809	$36,868

Supplemental disclosures of cash flow information:
Income taxes paid	$194,503	$150,990
Interest paid, net of capitalized interest	64,201	55,556

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

		For the Twelve Months Ended June 30,
Adjusted Debt to EBITDAR:		2019	2018
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$3,783,738	$3,253,538
Add:	Letters of credit	39,109	36,943
	Discount on senior notes	3,930	4,700
	Debt issuance costs	18,332	16,762
	Six-times rent expense	1,971,174	1,851,396
Adjusted debt		$5,816,283	$5,163,339

GAAP net income		$1,341,341	$1,244,028
Add:	Interest expense	131,879	110,197
	Provision for income taxes	386,590	417,505
	Depreciation and amortization	260,420	249,678
	Share-based compensation expense	21,039	19,200
	Rent expense (i)	328,529	308,566
EBITDAR		$2,469,798	$2,349,174

Adjusted debt to EBITDAR		2.35	2.20

(i)
The table below outlines the calculation of Rent expense and reconciles Rent expense to Total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the six and twelve months ended June 30, 2019 (in thousands):

Total lease cost, per ASC 842, for the six months ended June 30, 2019		$197,839
Less:	Variable non-contract operating lease components, related to property taxes and insurance, for the six months ended June 30, 2019	29,433
Rent expense for the six months ended June 30, 2019		168,406
Add:	Rent expense for the six months ended December 31, 2018, as previously reported prior to the adoption of ASC 842	160,123
Rent expense for the twelve months ended June 30, 2019		$328,529

	June 30,
	2019	2018
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.4	1.4
Average inventory per store (in thousands) (2)	$610	$601
Accounts payable to inventory (3)	107.8%	107.2%

		For the Three Months Ended June 30,		For the Six Months Ended June 30,
		2019	2018	2019	2018
Reconciliation of Free Cash Flow (in thousands):
Net cash provided by operating activities		$406,382	$442,956	$847,004	$875,233
Less:	Capital expenditures	142,694	109,274	295,608	224,117
	Excess tax benefit from share-based compensation payments	2,209	13,290	10,722	19,608
Free cash flow		$261,479	$320,392	$540,674	$631,508

Store and Team Member Information:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2019	2018	2019	2018	2019	2018
Beginning store count	5,306	5,097	5,219	5,019	5,147	4,934
New stores opened	43	54	107	132	181	220
Bennett stores acquired, net of stores merged (4)	(5)	—	20	—	20	—
Stores closed	—	(4)	(2)	(4)	(4)	(7)
Ending store count	5,344	5,147	5,344	5,147	5,344	5,147

	For the Three Months Ended June 30,		For the Twelve Months Ended June 30,
	2019	2018	2019	2018
Total employment	81,949	79,598
Square footage (in thousands)	39,441	37,781
Sales per weighted-average square foot (5)	$65.55	$64.94	$251.89	$249.98
Sales per weighted-average store (in thousands) (6)	$483	$476	$1,855	$1,827

(1)    Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2) Calculated as inventory divided by store count at the end of the reported period.
(3) Calculated as accounts payable divided by inventory.
(4)    O’Reilly acquired 33 Bennett Auto Supply, Inc. (“Bennett”) stores after the close of business on December 31, 2018. During the first quarter ended March 31, 2019, O’Reilly merged eight of the acquired Bennett stores into existing O’Reilly locations, and during the second quarter ended June 30, 2019, O’Reilly merged an additional five acquired Bennett stores into existing O’Reilly locations.

(5)    Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closures.

(6)    Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions or closures.